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          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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
                                                                     -------------------------------------------------------------
                                                                     DECEMBER 31, 2001     December 31, 2000     December 31, 1999
                                                                     -------------------------------------------------------------
Net Income                                                              $331,483,891          $234,765,010          $249,521,284

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                               159,563,045           167,214,035           162,992,276
Weighted Average Common Equivalent Shares - Options                        1,030,638               954,326               992,726
Weighted Average Common Equivalent Shares - Restricted Stock                 788,078               362,179               454,589
                                                                     -------------------------------------------------------------
Weighted Average Common and Common Equivalent Shares                     161,381,761           168,530,540           164,439,591
                                                                     =============================================================
Net Income per Common Equivalent Share - Basic                          $       2.08          $       1.40          $       1.53
Net Income per Common Equivalent Share - Diluted                        $       2.05          $       1.39          $       1.52
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